Delisting Determination, The Nasdaq Stock Market, LLC, June 11, 2025, Fresh2 Group Limited.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Fresh2 Group Limited effective at the opening of the trading session on June 27, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).
The Company was notified of the Staff determination on October 16, 2024. On October 23, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815. On December 16, 2024, the hearing was held. On December 20, 2024, the Panel reached a decision and a Decision letter was issued the same day. On December 20, 2024, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company security was suspended on December 24, 2024.
Staff determination to delist the Company securities became final on February 3, 2025.